Exhibit 5


                                 PERDIGAO S. A.
                           CNPJ-MF 01.838.723/0001-27
                                 PUBLIC COMPANY

           SUMMARY OF THE MINUTES OF THE SECOND/2003 ORDINARY MEETING
                           OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: March 25, 2003, at 11:00 a.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Absolute Majority of the Members. ON MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1) PROPOSALS FOR THE 2003 ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS MEETING: The Board of Directors jointly with the Audit committee, deliberated the approval of the proposals which are to be sent to the General Shareholders' Meeting that will take place on April 22, 2003. 2) CAPITAL INCREASE OF PERDIGAO AGROINDUSTRIAL S/A: The board of directors, jointly with the audit committee have decided to authorize an increase of the capital stock of its wholly owned subsidiary, Perdigao Agroindustrial S.A., by means of the transfer of the total share equity held by Perdigao S.A. in the capital stock of Perdigao Holland B.V. and Perdigao UK Ltd., the value of which shall be based on both Companies balance sheets., recorded in the books of the Company and ratified by an Accounting Valuation Report issued by Ernst & Young. The Board of Directors resolved also to authorize the Company Executive Board to take all the legal and bureaucratic measures required for this purpose. 3) Other issues related to the Company. TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Eliane Aleixo Lustosa; Sebastiao Jose Martins Soares; Biramar Nunes de Lima; Antonio Carlos Valente da Silva; Pedro Augusto Nardelli Pinto; Carlos Eduardo da Silva Bessa. (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0)1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 93).


                           NEY ANTONIO FLORES SCHWARTZ
                                    SECRETARY